LOEB ARBITRAGE INVESTMENTS LLC
61 Broadway Avenue, 24th Floor
New York, New York 10006

August 18, 2013

Gideon J. King, President
Loeb King Trust
61 Broadway Avenue, 24th Floor
New York, New York 10006

Dear Mr. King:

Re:	Subscription for Shares of Loeb King Alternative Solutions Fund (the “Fund”)

Loeb Arbitrage Investments LLC offers to purchase from Loeb King Trust 5,000 Investor Class and 5,000 Institutional Class shares of beneficial interest of the Fund, a series of Loeb King Trust, at a price of $10.00 per share for an aggregate purchase price of $100,000 cash, all such shares to be validly issued, fully paid and non-assessable, upon issuance of such shares and receipt of said payment (the “Initial Shares”).

Loeb Arbitrage Investments LLC represents and warrants that the Initial Shares will be held for investment purposes, and not for distribution thereof, and without any present intention of selling such shares.

Sincerely,

LOEB ARBITRAGE INVESTMENTS LLC

/s/ Robert S. Schwartz
Name:  Robert S. Schwartz
Title:  Sr. Vice President

Accepted and Agreed

LOEB KING TRUST

/s/ David S. Hampson
David S. Hampson
Treasurer and Principal Financial Officer